UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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NATURAL GAS SERVICES GROUP, INC.
________________________________________________________________________________
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June 11, 2021

Dear Fellow Natural Gas Services Group Shareholder:

I am writing today to update you on our upcoming 2021 annual meeting and the proxy materials you recently received.

First, we appreciate your support of NGS. Your confidence in the Company is important to us, and we take our role as stewards of your capital very seriously. The NGS team works hard to consider the impact of shareholder value on every decision we make. As we have discussed, in so many ways, the last year was the most challenging of my four-decade career in the oilfield services industry. Yet through a remarkable team effort, NGS managed to weather the pandemic and the resulting evisceration of energy demand and finish 2020 with an industry-leading cash position and balance sheet, a healthy team and ready to grow our business in 2021.

As you know, we recently filed our Annual Proxy Statement ahead of the Company’s annual meeting to be held on June 17, 2021. In that Proxy Statement we outline a number of important action items including certain members of our Board of Directors standing for re-election. We also provide significant detail regarding our executive compensation program, its evolution over the past several years and modifications made in response to our engagement and discussions with you, our shareholders. We would ask that you carefully review those materials and, as recommended by your Board of Directors, vote for approval, on an advisory basis, of the Company’s executive compensation programs.

Unfortunately, one of the proxy advisory firms, Institutional Shareholder Services (“ISS”), has recommended a vote against our executive compensation program. In addition, they have recommended a vote against David L. Bradshaw’s re-election as a director of your Company. Quite simply, these recommendations are based on inaccurate and careless analysis. Neither recommendation is the best interests of you, our shareholders.

The Compensation Committee, with the assistance of compensation experts and legal counsel and input from shareholders like you, has crafted a compensation program that they believe is fair, balancing the need to attract and retain exceptional leaders with the desire to maximize value for all of the Company’s shareholders.

Moreover, the recommendation to vote against Mr. Bradshaw is contrary to the facts. David was only recently appointed to the Compensation Committee (April of this year) and had no involvement in the executive compensation process, contrary to the ISS claims. In fact, David was appointed to the Compensation Committee to bring new perspectives to the committee, exactly what ISS claims it desires. In addition, the ISS report ignores David’s significant contributions to the Company during his tenure, including his role as our financial expert and Audit Committee Chairman.

We have attached a fact sheet regarding these issues. We have also attached a letter directed to ISS demand a correction to their inaccurate report.

As many of you know from our conversations – even in the most challenging conditions over the past year – we have sought your input and listened to your suggestions in an attempt to continuously improve our governance and compensation processes.

In recent years, your Board of Directors has reached out to ISS, explaining our rationale and requesting it to reconsider its position. However, it has consistently ignored our offers to engage in dialogue and our requests to correct its erroneous analysis.

Your Board of Directors recommends that you vote FOR the Advisory Vote to Approve the compensation programs of our Named Executive Officers' Compensation and a vote FOR the re-election of David Bradshaw to our Board of Directors.

You will find our complete responses to the erroneous ISS positions attached to this letter.

As always, we are open to communicate with you – our shareholders – to make certain the decisions we make on key issues reflect your interests and are consistent with your view of the long-term goals of the Company. We appreciate your consideration of these important matters and look forward to continuing our dialogue with you as we work together to continue to build Natural Gas Services Group as a premier energy services concern.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.

/s/ Stephen C. Taylor
Stephen C. Taylor
Chairman, President and Chief Executive Officer

INSTITUTIONAL SHAREHOLDER SERVICES HAS PROVIDED ITS CLIENTS WITH ERRONEOUS ANALYSIS AND SUBJECTIVE OPINIONS REGARDING CERTAIN GOVERNANCE AND COMPENSATION POLICIES OF NATURAL GAS SERVICES GROUP, INC.

In a report dated June 2, 2021, Institutional Shareholder Services, Inc. (“ISS”) made several inaccurate and misleading statements about the proxy statement filed by Natural Gas Services Group, Inc. (“NGS” or the “Company”) in conjunction with its annual meeting to be held on June 17, 2021. It is unfortunate that what should be an important, objective analysis of corporate proxy issues contains factual errors and specious analytical conclusions which are a disservice to our shareholders.

This definitive additional proxy material seeks to clarify and correct analytical errors and conclusions in the ISS report.

CLAIM: A vote against compensation committee member David Bradshaw is warranted for demonstrating poor responsiveness to shareholder concerns following last year’s failed say-on-pay proposal.

FACT: This claim is FALSE. The ISS claim that Mr. Bradshaw demonstrated “poor responsiveness to shareholder concerns” has no basis in fact. Mr. Bradshaw was not a member of our Compensation Committee (the “Committee”) during 2020. He was appointed as a new member of the Committee in April, 2021, after the executive compensation decisions reported in this proxy were completed. As such, he was not privy to or responsible for the deliberations and decisions of the Committee. This fact is clearly noted on Page 10 of our original Proxy Statement dated April 30, 2021 and filed with the United States Securities and Exchange Commission on Schedule 14A.A.

Mr. Bradshaw’s appointment was agreed to by the Board understanding that he brings significant expertise and experience as a public company executive and board member which the Board believes will add important perspective to the Committee. With Mr. Bradshaw’s recent appointment, two-thirds of the Committee is comprised of members appointed in the last two proxy cycles, a process allowing for fresh perspectives in the Company’s executive compensation process.

For ISS to disregard the timing of Mr. Bradshaw’s recent appointment to the Committee and advocate for his removal due to his “poor responsiveness to shareholder concerns” is contrary to the facts and an egregious factual and analytical oversight leading to an irresponsible and inaccurate conclusion. This lack of analytical rigor and callous omission is detrimental to the Company’s shareholders and raises serious practical and ethical questions about the objectivity and motives of ISS. We have demanded ISS correct this error and re-issue its report based upon factually accurate and objective analysis.

This type of inaccuracy could have easily been avoided through routine fact checking and dialogue with the Company. While we have reached out to ISS on several occasions over the past several years, it has been reticent to engage in any discussions with us regarding our concerns about the egregious inaccuracies in their analysis.

Mr. Bradshaw has been instrumental in increasing responsiveness and transparency of the Company and its Board to shareholder concerns in recent years. Most recently, Mr. Bradshaw was supportive when the Compensation Committee changed chairpersons, another critical detail ISS failed to acknowledge.

Not only has Mr. Bradshaw demonstrated exceptional responsiveness to shareholder concerns, he is uniquely qualified to serve on the Company’s Board of Directors, brings a wealth of knowledge and experience to the Company and, as Chairman of the Company’s Audit Committee, serves as the board’s financial expert as required by the New York Stock Exchange. ISS also failed to acknowledge Mr. Bradshaw’s key role as Chairman of the Audit Committee, an important consideration in his overall body of work with the Company. The omission of this important fact by ISS is irresponsible and demonstrates the lack of objectivity on your part as a proxy advisor. The replacement of an Audit Committee chairman for any public company is a serious issue that can have negative implications for shareholders, a fact especially true for smaller reporting companies such as NGS.

Mr. Bradshaw has a wealth of experience and expertise in public company governance. In addition to his current consulting practice within the energy industry, Mr. Bradshaw served in various capacities – including Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer – for Tipperary Corporation, a publicly traded U.S. upstream and midstream oil and gas company from 1990-2005. He has also served on the Board and as Chairman of the Audit Committee of U.S. publicly-traded Triangle Petroleum as well as on the Board of Directors of Comet Ridge Limited, an Australian energy concern listed on the Australian Securities Exchange.

Mr. Bradshaw has worked tirelessly to represent the interests of shareholders as a Director, Chairman of the Audit Committee and will do the same as the newest member of the Compensation Committee. Of note, as Chair of the Audit Committee, Mr. Bradshaw led the effort to change the Company’s independent auditors, a move that resulted in significant savings to the Company and its shareholders as well as a more responsive and constructive audit process.
The ISS recommendation to vote against the re-election of Mr. David L. Bradshaw is misguided, based on erroneous facts and assumptions and the result of a lack of appropriate diligence. Rather than concluding, as ISS does that, “it appears that shareholders may have different and more recent concerns with the program,” ISS should have focused on facts rather than assumptions and appearances. Of course, if the proxy advisor would have accepted any of our numerous invitations to discuss our recent initiatives to address shareholder concerns or made any effort to objectively understand our process and simply fact-checked the analysis, this material error could have been easily avoided.

Finally, similar to the indolent analysis regarding Mr. Bradshaw’s election, ISS is mistaken in its erroneous claim that shareholders have expressed new and unique concerns about the Company’s executive compensation program and the Committee’s lack of action related to such. None of the Company’s dozens of meetings with key institutional shareholders in the past year resulted in any new or direct criticism of the Company’s compensation program or the Committee’s response to the ISS misguided and subjective criticism. In fact, and contrary to ISS’s implication, shareholders have been complimentary of the Company’s ability to maintain a strong balance sheet and stable business activity through the past year given the collapse in energy prices and overall oilfield activity and the impacts of the COVID-19 pandemic.

The Board recommends a vote in favor of re-electing Mr. David L. Bradshaw to the Board.

CLAIM: A vote against the proposal to ratify Named Executive Officers’ Compensation is warranted. The Compensation Committee demonstrated poor responsiveness to shareholder concerns.

FACT: This claim is FALSE. While ISS may not appreciate the efforts of the Company to engage with shareholders, our outreach efforts to shareholders were significant over the past year, especially given the challenges created by the COVID-19 pandemic. As noted in our original proxy filing, we met with over five dozen unique shareholders over the course of 2020 (most virtually due to the pandemic) and many of those multiple times over the course of the year.

Moreover, our shareholder engagement efforts resulted in positive comments regarding our performance throughout 2020. Specifically, comments regarding our governance, compensation and performance include:

•Acknowledgement that the oilfield services business is highly cyclical and dependent on commodity process which are entirely out of the Company’s control.

•Support for our successful and unique balance sheet management. While many of our oilfield service peers have declared bankruptcy (some multiple times) and faced significant financial distress, our experienced management team has been successful in managing the Company across multiple economic and commodity price cycles without jeopardizing the company’s solvency and while maintaining one of the strongest balance sheets in the industry. The Committee and Board believes this is an overarching achievement to both acknowledge and reward.

•Recognition that Company management has been successful in growing the Company’s overall geographic footprint through internally generated cash flow and evolving into a more diverse compression company – through the offering of higher horsepower equipment and services – that provides significant opportunity for longer-term growth and value creation.

•Appreciation for stability in Company leadership (NGS has the longest-tenured operating management team in the industry) and a compensation plan that rewards loyalty and long-term value creation.

When asked how we should adjust our executive compensation program to better reflect shareholder concerns, investors are largely supportive in their response. When criticisms or suggestions are made, they are relayed to the Compensation Committee for discussion and action.

The ISS suggestion that “Shareholders’ specific feedback is not disclosed” is simply disingenuous. This suggests that ISS has engaged with our shareholders and has direct knowledge of shareholder criticisms. As our shareholders have verified, that is not the case.

In addition, as ISS itself acknowledges, we have increased our engagement with shareholders regarding executive compensation meaningfully in recent years and detailed this engagement process in our annual proxy filings. Furthermore, we have requested an audience with the ISS personnel who have prepared the erroneous analysis of our proxy statement in each of the last three years but have failed to receive any substantive response, an indication of the ISS focus on expediency over accuracy.
In recent years we have noted our substantive objections to the ISS analysis of our executive compensation programs. (For example, see our Definitive Additional Materials filed on United States Securities and Exchange Commission Schedule 14A on August 5, 2020 and found at:
https://www.sec.gov/Archives/edgar/data/0001084991/000108499120000056defa14aissletter2020.htm
Similar factual and interpretative errors are present in this year’s ISS report.

Moreover, the Committee and Board of Directors took into account the significant disruption to the Company’s business as a result of the COVID-19 pandemic and the resulting evisceration in energy demand and our Company’s goods and services (which in no way was the result of management decisions nor at all predictable by management) in determining the appropriate compensation for our executives. Our financial and operational achievements in the past year – improving cash flow metrics, low leverage and a strengthening balance sheet – are generally overlooked or ignored by ISS.

The Committee and Board of Directors also took into account the significant time and effort exerted by our executives in ensuring the safety of the Company’s employees; the need to completely redesign and reinvent of business operations as a result of the pandemic; and the fact that – through the efforts and decisions of our executive team – our balance sheet and financial position grew stronger (in contrast to many of our peers) in making these compensation decisions during the extraordinary period, all of which were described in our proxy statement. For ISS to ignore such extraordinary effort suggests a lack of analytic depth and rigor and disregard for the best interests of all of our Company’s stakeholders.

The Board recommends a vote in favor of the Advisory Vote to ratify Names Executive Officers Compensation.